PRICING SUPPLEMENT
(To prospectus supplement and prospectus dated June 16, 2000 and June 15, 2000, respectively)

                                  $70,000,000

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series B

       2% Callable and Exchangeable Stock-Linked Notes due July 26, 2005 (Linked to the performance of the common stock of Johnson & Johnson)

                            ----------------------

The  notes:

o The issue price for each note equals its principal amount, plus accrued interest, if any, from July 26, 2000.

o We will pay you interest on the notes semi-annually at a rate per year equal to 2%.

o At maturity, for each $1,000 principal amount of the notes you own, we will deliver to you either cash or a number of shares of Johnson & Johnson common stock and in certain circumstances, other securities or cash, based on the formula described in this pricing supplement.

o We may redeem all of the notes, at our option, before their maturity for either cash or a number of shares of Johnson & Johnson common stock and in certain circumstances, other securities or cash, based on the formula described in this pricing supplement.

o You may exchange any number of notes you own, at your option, before maturity for a number of shares of Johnson & Johnson common stock, and in certain circumstances other securities or cash, equal to the applicable exchange ratio.

o The notes have been approved for listing on the American Stock Exchange under the trading symbol "MJJ.A ".



Payment formula:

o For each $1,000 principal amount of the notes you own, the amount you will receive at maturity or upon our redemption will equal the greater of:

     o the product of the exchange ratio and the average market price of the common stock of Johnson & Johnson determined as described in this pricing supplement; provided, however, that if the amount you receive at maturity is based on this formula, you will not receive accrued interest from and including the immediately preceding interest payment date through the maturity date or date of early redemption, as the case may be, or

     o $1,000 in cash plus accrued and unpaid interest through but excluding the maturity date or date of early redemption, as the case may be.

o The exchange ratio initially equals 8.6395 and is subject to adjustment from time to time as described in this pricing supplement.



                        Investing in the notes involves risks.
     See "Risk Factors" beginning on page PS-9 of this pricing supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

                            ----------------------

                              Merrill Lynch & Co.
                            ----------------------

             The date of this pricing supplement is July 19, 2000.


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Terms of the notes:

Notes ............................................   2% Callable and Exchangeable Stock-Linked Notes due July 26,
                                                     2005 (Linked to the performance of the common stock of Johnson
                                                     & Johnson).

Aggregate principal amount .......................   $70,000,000.

Issuer ...........................................   Merrill Lynch & Co., Inc.

                                                     References to "ML&Co.", "we", "us" and "our" are to Merrill
                                                     Lynch & Co., Inc.

Maturity date ....................................   July 26, 2005.

Interest rate ....................................   2% per year.  Interest on the note will be computed on the basis of a 360-day year of twelve 30-day months.

Interest payment dates ...........................   January 26 and July 26, commencing January 26, 2001.

Issue price ......................................   $1,000 per note.

Original issue date ..............................   July 26, 2000.

CUSIP number .....................................   590188 A40.

Form of notes ....................................   Book-entry only.

Denominations ....................................   We will issue and sell the notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trustee ..........................................   The Chase Manhattan Bank.

Amount payable at maturity .......................   At maturity, whether as a result of acceleration or otherwise, you will receive for each $1,000 principal amount of the notes you own, an amount equal to the greater of:

                                                     (i)  the product of the exchange ratio and the average
                                                          market price of the Johnson & Johnson common
                                                          stock during the first five Calculation Days during the
                                                          Calculation Period; provided, however:
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                                                        o     that if there are fewer than five Calculation Days in
                                                              the Calculation Period with respect to the Johnson &
                                                              Johnson common stock, then the amount payable at
                                                              maturity shall be calculated using the average,
                                                              arithmetic mean, of the market prices of Johnson &
                                                              Johnson common stock on those Calculation Days, and
                                                              if there is only one Calculation Day, then the amount
                                                              payable at maturity shall be calculated using the
                                                              market price of Johnson & Johnson common stock on
                                                              such Calculation Day. If no Calculation Days occur
                                                              during the Calculation Period with respect to Johnson
                                                              & Johnson common stock, then the amount payable at
                                                              maturity shall be calculated using the market price
                                                              of Johnson & Johnson common stock determined on the
                                                              last scheduled Calculation Day in the Calculation
                                                              Period, regardless of the occurrence of a Market
                                                              Disruption Event on that day. "Calculation Period"
                                                              means the period from and including the seventh
                                                              scheduled Calculation Day immediately prior to the
                                                              maturity date to and including the third scheduled
                                                              Calculation Day prior to the maturity date.
                                                              "Calculation Day" means, with respect to Johnson &
                                                              Johnson common stock, any Trading Day during the
                                                              Calculation Period on which a Market Disruption Event
                                                              has not occurred.

                                                        o     that if the delivery at maturity is based on this
                                                              formula, you will not receive accrued interest from
                                                              and including January 26, 2005 through the maturity
                                                              date; or

                                                     (ii)  $1,000 in cash plus accrued and unpaid interest
                                                           through but excluding the maturity date.

                                                     If the value of (i) above is greater than (ii) above, we will deliver to you at maturity the number of shares of Johnson &
                                                     Johnson common stock equal to the exchange ratio for Johnson &
                                                     Johnson common stock, and, if certain reorganization events described herein have occurred, other securities and/or cash, as applicable, received as a result of such reorganization events; provided, however, that we will pay you cash in lieu of delivering fractional shares, in an amount as determined by the calculation agent, and provided, further, that if in the opinion of the calculation agent there occurs no Calculation
                                                     Days during the Calculation Period, then at maturity we will have the option, but not the obligation, to pay you the U.S.
                                                     dollar equivalent of the amount deliverable at maturity as determined by the calculation agent according to the formula set forth above.

                                                     Alternatively, if the value of (ii) above is greater than (i)
                                                     above, we will pay you the value of (ii) in U.S. dollars.

                                                     In the event of certain reorganization events, the shares of
                                                     Johnson & Johnson common stock may be adjusted to include
                                                     certain cash and/or securities in addition to, or in lieu of, the shares of Johnson & Johnson common stock.

                                                     o    For any cash received in a Reorganization Event (as
                                                          defined in the section entitled "Dilution and
                                                          Reorganization Adjustments-Reorganization Events"),
                                                          any amount payable upon maturity will include an
                                                          amount equal to the amount of cash received per share
                                                          of the Johnson & Johnson common stock multiplied by
                                                          the exchange ratio in effect on the date all of the
                                                          holders of shares of the Johnson & Johnson common
                                                          stock irrevocably receive such cash.

                                                     o    For any property other than cash or securities received
                                                          in a Reorganization Event, any amount payable upon
                                                          maturity will include an amount equal to the market
                                                          value, as determined by the calculation agent, of the
                                                          property received for each share of the Johnson &
                                                          Johnson common stock at the date of the receipt of
                                                          the property multiplied by the then current exchange
                                                          ratio.

ML&Co. redemption.................................   We may redeem all of the notes at any time, on any Business Day after July 26, 2003, upon not more than 30 nor fewer than 15 calendar days notice to you.  Any date on which we give you notice that we are redeeming the notes is referred to as the notice redemption date.  Unless you have exchanged your notes prior to July 26, 2003, you will receive interest through and including July 26, 2003 regardless of whether we redeem all of the notes after July 26, 2003.

                                                     If we redeem the notes, for each $1,000 principal amount of the notes you own, we will deliver or pay to you an amount equal to the greater of:

                                                     (i)   the product of the exchange ratio and the average
                                                           market price of the Johnson & Johnson common stock
                                                           during the first five scheduled Trading Days
                                                           following the applicable redemption notice date;
                                                           provided, however:

                                                           o  that if a Market Disruption Event occurs on any
                                                              one of the five Trading Days following the
                                                              applicable redemption notice date, then the
                                                              amount payable upon early redemption shall be
                                                              calculated using the average, arithmetic mean, of
                                                              the market prices of Johnson & Johnson common
                                                              stock on those Trading Days, and if there is only
                                                              one Trading Day, then the amount payable upon
                                                              early redemption shall be calculated using the
                                                              market price of Johnson & Johnson common stock on
                                                              such Trading Day. If there is a Market Disruption
                                                              Event on each of the five Trading Days following
                                                              the applicable redemption notice date, then the
                                                              amount payable upon early redemption shall be
                                                              calculated using the market price of Johnson &
                                                              Johnson common stock determined on the fifth
                                                              Trading Day following the applicable redemption
                                                              notice date, regardless of the occurrence of a
                                                              Market Disruption Event on that date; and

                                                         o    that if the amount you receive is based
                                                              on this formula, you will not receive accrued
                                                              interest from and including the immediately
                                                              preceding interest payment date through the date
                                                              of early redemption; or

                                                     (ii)  $1,000 in cash plus accrued and unpaid interest on
                                                           your notes through but excluding the date  of early
                                                           redemption.

                                                     If the value of (i) above is greater than (ii) above, we
                                                     will deliver to you on the applicable settlement date the
                                                     number of shares of Johnson & Johnson common stock equal
                                                     to the exchange ratio for Johnson & Johnson common stock,
                                                     and, if certain reorganization events described herein
                                                     have occurred, other securities and/or cash, as
                                                     applicable, received as a result of such reorganization
                                                     events, provided, however, that we will pay you cash in
                                                     lieu of delivering fractional shares, in an amount as
                                                     determined by the calculation agent, and provided,
                                                     further, that if in the opinion of the calculation agent
                                                     there occurs a Market Disruption Event on each of the
                                                     first five scheduled Trading Days following the applicable redemption notice date, then upon early redemption, we
                                                     will have the option, but not the obligation, to pay you
                                                     the U.S. dollar equivalent of the of the amount
                                                     deliverable as determined by the calculation agent
                                                     according to the formula set forth above.

                                                     Alternatively, if the value of (ii) above is greater than
                                                     (i) above, we will pay you the value of (ii) in U.S.
                                                     dollars. In the event of certain reorganization events,
                                                     the amount payable to you may be adjusted to include
                                                     certain cash and/or securities in addition to, or in lieu
                                                     of, the shares of Johnson & Johnson common stock.

                                                     Once we have given notice that we are going to redeem the
                                                     notes, you are precluded from exercising the holder
                                                     exchange right.

Holder exchange right.............................   On any Trading Day after July 26, 2000 and ending the earlier of (i) 15 scheduled Trading Days before the maturity date or
                                                     (ii) the redemption notice date, upon written notice to the calculation agent and the trustee, you may exchange your notes for a number of shares of Johnson & Johnson common stock equal to the exchange ratio for Johnson & Johnson common stock, and, if certain reorganization events described herein have
                                                     occurred, other securities and/or cash, as applicable, received as a result of such reorganization events, subject to certain adjustments as described below in "Exchange Amount".  Any date on which you give us notice to cause us to exchange your notes is referred to as the exchange notice date.  If the calculation agent receives your notice after 3:00 p.m. on any Trading Day, the calculation agent will consider your notice as received on the following Trading Day.  The date the calculation agent is deemed to have received your notice is referred to as the
                                                     exchange receipt date.

                                                     If you choose to exercise your holder exchange right,
                                                     ML&Co. may no longer redeem your notes as of the
                                                     applicable exchange notice date. If you choose to exercise your holder exchange right prior to the maturity date, you will receive the Exchange Amount, which could be less than the amount to which you would otherwise have been entitled had you held the notes until maturity. Therefore, you
                                                     should carefully consider this risk before exercising the
                                                     holder exchange right option.

Exchange Amount...................................   For each $1,000 principal amount of the notes you
                                                     exchange, the Exchange Amount will be the number of shares of Johnson & Johnson common stock equal to the exchange
                                                     ratio for Johnson & Johnson common stock, and, if certain
                                                     reorganization events described herein have occurred,
                                                     other securities and/or cash, as applicable, received as a result of such reorganization events on the first Trading
                                                     Day following the exchange receipt date; provided,
                                                     however, that you will not receive accrued interest from
                                                     and including the immediately preceding interest payment
                                                     date through the date of exchange. We will deliver these
                                                     shares, other securities and/or cash to you no more than
                                                     15 calendar days after the exchange receipt date;
                                                     provided, however, that we will pay you cash in lieu of
                                                     delivering fractional shares, in an amount as determined
                                                     by the calculation agent. However, if a Market Disruption
                                                     Event occurs on the first Trading Day following the
                                                     applicable exchange receipt date, the date of
                                                     determination for the Exchange Amount will be the second
                                                     Trading Day following the applicable exchange receipt date unless a Market Disruption Event occurs on such second
                                                     Trading Day, in which case the date of determination for
                                                     the Exchange Amount shall be the third Trading Day
                                                     following the applicable exchange receipt date regardless
                                                     of whether a Market Disruption Event occurs on such date;
                                                     provided, further, that if in the opinion of the
                                                     calculation agent there occurs a Market Disruption Event
                                                     on the third Trading Day following the applicable exchange receipt date, then upon exchange, we will have the option, but not the obligation, to pay you the U.S. dollar
                                                     equivalent of the Exchange Amount as determined by the
                                                     calculation agent. In the event of certain reorganization
                                                     events, the amount payable to you may be adjusted to
                                                     include certain cash and/or securities in addition to, or
                                                     in lieu of, the shares of Johnson & Johnson common stock.

Exchange ratio....................................   The exchange ratio is equal to the product of 8.6395 and the share multiplier.

Share multiplier..................................   The share multiplier initially will be set at 1.0, but will be subject to adjustment upon the occurrence of certain
                                                     corporate events described in the section entitled
                                                     "Dilution and Reorganization Adjustments".

Market price......................................   The market price for any date of determination on any Trading Day means the official closing price, in the afternoon
                                                     session, as applicable, of one share of Johnson & Johnson
                                                     common stock as reported by the principal exchange on
                                                     which Johnson & Johnson common stock is traded on that
                                                     date. If certain reorganization events described in the
                                                     section entitled "Dilution and Reorganization Adjustments"
                                                     occur, the market price may be adjusted to include an
                                                     additional amount.

                                                     If the official closing price is not available for any
                                                     reason, including, without limitation, the occurrence of a
                                                     Market Disruption Event, the market price for the Johnson
                                                     & Johnson common stock for any date will be the arithmetic mean, as determined by the calculation agent, of the bid
                                                     prices for the Johnson & Johnson common stock obtained
                                                     from as many dealers in Johnson & Johnson common stock,
                                                     but not exceeding three, as have made the bid prices
                                                     available to the calculation agent after 3:00 p.m., local
                                                     time in the principal market, on that date.

Trading Day.......................................   A day on which the NYSE, the AMEX and the Nasdaq
                                                     Stock Market are open for trading as determined by the
                                                     calculation agent.

Business Day......................................   Any day other than a Saturday or Sunday that is neither a
                                                     legal holiday nor a day on which banking institutions are
                                                     authorized or required by law or regulation to close in
                                                     The City of New York.

Calculation agent.................................   Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                                                     References to "MLPF&S" are to Merrill Lynch, Pierce,
                                                     Fenner & Smith Incorporated.

                                                     All determinations made by the calculation agent shall be
                                                     at the sole discretion of the calculation agent and,
                                                     absent manifest error, shall be conclusive for all
                                                     purposes and binding on ML&Co. and beneficial owners of
                                                     the notes.

                                                     All percentages resulting from any calculation on the
                                                     notes will be rounded to the nearest one
                                                     hundred-thousandth of a percentage point, with five
                                                     one-millionths of a percentage point rounded upwards,
                                                     e.g., 9.876545% (or .09876545) would be rounded to
                                                     9.87655% (or .0987655), and all dollar amounts used in or
                                                     resulting from this calculation will be rounded to the
                                                     nearest cent with one-half cent being rounded upwards.
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

                                 RISK FACTORS

         Your investment in the notes will involve certain risks, including risks not associated with similar investments in a conventional debt security. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes are subject to redemption before their maturity

         We may elect to redeem all of the notes on any Business Day beginning after July 26, 2003, upon not more than 30 nor fewer than 15 calendar days notice to you. In the event that we elect to redeem the notes, you may receive an amount that is less than the amount to which you would otherwise have been entitled had you held the notes until maturity.

Your yield may be lower than the yield on a standard debt security of comparable maturity

         The amount we deliver or pay to you at maturity or upon early redemption may be less than the return you could earn on other investments. The terms of the notes differ from the terms of ordinary debt securities because the amount deliverable at maturity in excess of the principal amount is based substantially on the appreciation in price, if any, of the Johnson & Johnson common stock during the Calculation Period immediately before the stated maturity date. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

Your return on the notes will not reflect the payment of dividends

         The calculation of the market price of the Johnson & Johnson common stock, and in certain circumstances, other securities and/or cash, and any amounts deliverable or payable to you at maturity or upon any redemption or exchange, as the case may be, does not take into consideration the value of cash dividends, if any, paid on Johnson & Johnson common stock, other than as described in the section entitled "Dilution and Reorganization Adjustments". Your return will not be the same as the return you could earn by owning Johnson & Johnson common stock directly and receiving the dividends, if any, paid on those securities.

There may be an uncertain trading market for the notes

         The notes have been approved for listing on the AMEX under the symbol "MJJ.A", subject to official notice of issuance. There is no historical information to indicate how the notes will trade in the secondary market. Listing the notes on the AMEX does not necessarily ensure that a liquid trading market will develop for the notes. The development of a liquid trading market for the notes will depend on our financial performance and other factors such as the appreciation, if any, in the price of Johnson & Johnson common stock. In addition, it is unlikely that the secondary market price of the notes will correlate exactly with the value of Johnson & Johnson common stock.

         If the trading market for the notes is limited, there may be a limited number of buyers when you decide to sell your notes if you do not wish to hold your investment until the maturity date. This may affect the price you receive.

Many factors affect the trading value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the notes caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the notes attributable to another factor, such as an increase in the value of Johnson & Johnson common stock. The following paragraphs describe the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

         The value of Johnson & Johnson common stock is expected to affect the trading value of the notes. The market value of the notes will depend substantially on the value of Johnson & Johnson common stock. In general, the value of the notes will decrease as the value of Johnson & Johnson common stock decreases and the value of the notes will increase as the value of Johnson & Johnson common stock increases. However, as the value of Johnson & Johnson common stock increases or decreases, the value of the notes is not expected to increase or decrease at the same rate as the change in value of Johnson & Johnson common stock. You should understand that for each $1,000 principal amount of the notes that you own, you will not receive more than $1,000 on the maturity date unless the market price of Johnson & Johnson common stock has appreciated by more than approximately 22% from the original pricing date to the period in which the calculation agent calculates the amount payable at maturity on the notes. Additionally, political, economic and other developments that can affect the capital markets generally and the market segment of which Johnson & Johnson common stock is a part, and over which we have no control, may affect the value of Johnson & Johnson common stock and, consequently, may also affect the value of the notes.

         Changes in the levels of interest rates are expected to affect the trading value of the notes. In general, we anticipate that if U.S. interest rates increase, the trading value of the notes will decrease, and conversely, if U.S. interest rates decrease, the trading value of the notes will increase. In general, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of Johnson & Johnson common stock Johnson & Johnson common stock. Rising interest rates may lower the value of Johnson & Johnson common stock and, as a result, the value of the notes. Falling interest rates may increase the value of Johnson & Johnson common stock and, as a result, may increase the value of the notes.

         Changes in the volatility of Johnson & Johnson common stock is expected to affect the trading value of the notes. Volatility is the term used to describe the size and frequency of market price fluctuations. In general, if the volatility of Johnson & Johnson common stock increases, we expect that the trading value of the notes will increase and if the volatility of Johnson & Johnson common stock decreases, we expect that the trading value of the notes will decrease.

         As the time remaining to maturity of the notes decreases, the "time premium" associated with the notes will decrease. We believe that before the maturity date the notes will trade at a value above that which would be expected based on the value of Johnson & Johnson common stock. In general, as the time remaining to maturity decreases, including because of early redemption at our option, the value of the notes will approach the amount that would be payable at maturity or early redemption, as the case may be, based on the then-current value of Johnson & Johnson common stock. As a result, as the time remaining to maturity, or early redemption, decreases, any premium attributed to the trading value of the notes will diminish, decreasing the trading value of the notes, as applicable.

         Changes in dividend yield on Johnson & Johnson common stock is expected to affect the trading value of the notes. In general, if the dividend yield, if any, on Johnson & Johnson common stock increases, we expect that the value of the notes will decrease, and conversely, if the dividend yield, if any, on Johnson & Johnson common stock decreases, we expect that the value of the notes will increase.

         Changes in our credit ratings may affect the trading value of the notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on your notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the percentage increase in the value of Johnson & Johnson common stock Johnson & Johnson common stock, an improvement in our credit ratings will not reduce the investment risks related to the notes.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

The amount payable at maturity is not subject to adjustment for all corporate events

         The amount that you are entitled to receive on the maturity date or upon early redemption or exchange of the notes is subject to adjustment for the specified corporate events affecting Johnson & Johnson common stock described in the section entitled "Dilution and Reorganization Adjustments". However, these adjustments do not cover all corporate events that could affect the market price of Johnson & Johnson common stock Johnson & Johnson common stock Johnson & Johnson common stock. The occurrence of any other event not described under "Dilution and Reorganization Adjustments" may adversely affect the determination of the market price and the trading value of the notes.

No affiliation between ML&Co. and Johnson & Johnson

         We are not affiliated with Johnson & Johnson, and Johnson & Johnson has no obligations with respect to the notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the notes into consideration for any reason. Johnson & Johnson will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the notes on the maturity date. In addition, Johnson & Johnson is not involved with the administration or trading of the notes and have no obligations with respect to the amount receivable by beneficial owners of the notes.

As a holder of the notes, you have no stockholder rights with respect to Johnson & Johnson common stock

         You will not be entitled to any rights with respect to Johnson & Johnson common stock including, without limitation, the right to receive dividends or other distributions, if any, on, to vote or to tender or exchange Johnson & Johnson common stock in any tender or exchange offer by Johnson & Johnson or any third party.

Amounts payable on the notes may be limited by state law

         New York State law governs the 1993 Indenture under which ML&Co. will issue the notes. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes Notes like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts

         The calculation agent for the notes is one of our subsidiaries. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interests between the calculation agent and the holders of the notes. These conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event (as defined herein) has occurred or in connection with judgments that the calculation agent would be required to make with respect to certain anti-dilution and reorganization adjustments to the market price of Johnson & Johnson common stock or other securities, cash or property. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due under the notes. Our subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

         You should also consider the tax consequences of investing in the notes, certain aspects of which are uncertain. See "United States Federal Income Taxation" below.


                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. The address of the SEC's Internet site is provided solely for information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038; telephone number (212) 670-0425.

Johnson & Johnson

         Johnson & Johnson files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by Johnson & Johnson pursuant to the Exchange Act can be located at the SEC's facilities or accessed through the SEC's website by reference to SEC file number 1-3215. You may also inspect Johnson & Johnson's SEC reports and other information at the NYSE. In addition, information regarding Johnson & Johnson may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.


                    DILUTION AND REORGANIZATION ADJUSTMENTS

         The share multiplier used to calculate the exchange ratio on any date of determination is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section.

Stock splits and reverse stock splits

         If Johnson & Johnson common stock is subject to a stock split or reverse stock split, then once any split has become effective, the share multiplier relating to Johnson & Johnson common stock will be adjusted to equal the product of the prior share multiplier and the number of shares which a holder of one share of common stock of Johnson & Johnson before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

         If Johnson & Johnson common stock is subject to a stock dividend, i.e., issuance of additional shares of Johnson & Johnson common stock, that is given ratably to all holders of shares of Johnson & Johnson common stock, then once the shares are trading ex-dividend, the share multiplier will be adjusted so that the new share multiplier shall equal the prior share multiplier plus the product of:

         o the number of shares of Johnson & Johnson common stock issued with respect to one share of Johnson & Johnson common stock, multiplied by

        o     the prior share multiplier.

Extraordinary Dividends

         There will be no adjustments to the share multiplier to reflect cash dividends or distributions paid, if any, with respect to Johnson & Johnson common stock other than distributions described under clause (e) of the section entitled "--Reorganization Events" below and Extraordinary Dividends as described below.

         An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to Johnson & Johnson common stock, the extent to which a dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Johnson & Johnson common stock by an amount equal to at least 10% of the market price of Johnson & Johnson common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Johnson & Johnson common stock, the share multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new share multiplier will equal the product of:

        o      the then-current share multiplier, multiplied by

        o a fraction, the numerator of which is the closing price per share of Johnson & Johnson common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

         The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Johnson & Johnson common stock will equal:

        o in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend, or

        o in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

         To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on Johnson & Johnson common stock described in clause (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall cause an adjustment to the share multiplier pursuant only to clause (e) under the section entitled "--Reorganization Events".

Issuance of transferable rights or warrants

         If Johnson & Johnson issues transferable rights or warrants to all holders of Johnson & Johnson common stock to subscribe for or purchase Johnson & Johnson common stock, including new or existing rights to purchase Johnson & Johnson common stock pursuant to a shareholder's rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less than the closing price of one share of Johnson & Johnson common stock on:

          o the date the exercise price of those rights or warrants is determined and

          o  the expiration date of those rights or warrants,

then, in each case, if the expiration date of those rights or warrants precedes the maturity date, then the share multiplier will be adjusted to equal the product of the prior share multiplier and a fraction, the numerator of which shall be the number of shares of Johnson & Johnson common stock outstanding immediately prior to the issuance plus the number of additional shares of Johnson & Johnson common stock offered for subscription or purchase pursuant to those rights or warrants and the denominator of which shall be the number of shares of Johnson & Johnson common stock outstanding immediately prior to the issuance plus the number of additional shares of Johnson & Johnson common stock which the aggregate offering price of the total number of shares of Johnson & Johnson common stock so offered for subscription or purchase pursuant to those rights or warrants would purchase at the closing price of one share of Johnson & Johnson common stock on the expiration date of those rights or warrants, which shall be determined by multiplying the total number of shares offered by the exercise price of those rights or warrants and dividing the product so obtained by the closing price.

Reorganization Events

         If before the maturity date of the notes,

         (a) there occurs any reclassification or change of Johnson & Johnson common stock,

         (b) Johnson & Johnson, or any surviving entity or subsequent surviving entity of Johnson & Johnson (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,

        (c) any statutory exchange of securities of Johnson & Johnson or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

        (d)  Johnson & Johnson is liquidated,

        (e) Johnson & Johnson issues to all of its shareholders equity securities of an issuer other than Johnson & Johnson, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or

        (f) a tender or exchange offer is consummated for all the outstanding shares of Johnson & Johnson (an event in clauses (a) through (f) a "Reorganization Event"),

then the Market Price shall be adjusted to include the Reorganization Event Amount.

         The "Reorganization Event Amount" shall be determined by the calculation agent and shall equal for each $1,000 principal amount of notes the sum of the following:

         (1) for any cash received in a Reorganization Event, an amount equal to the amount of cash received per share of Johnson & Johnson common stock multiplied by the share multiplier in effect on the date all of the holders of shares of Johnson & Johnson common stock irrevocably receive such cash,

         (2) for any property other than cash or securities received in a Reorganization Event, the market value, as determined by the calculation agent, of the property received for each share of Johnson & Johnson common stock at the date of the receipt of the property multiplied by the then current share multiplier and payable in cash,

         (3) for any security received in a Reorganization Event, an amount equal to (a) the average market price for such security calculated in the same manner as the average market price of the common stock of Johnson & Johnson is calculated, multiplied by (b) the number of units of such security received for each share of common stock of Johnson & Johnson multiplied by the then current share multiplier, and

         (4) for any security received in the case of a Spin-off Event, in addition to the shares of Johnson & Johnson common stock, an amount equal to (a) the average market price for such security calculated in the same manner as the average market price of the common stock of Johnson & Johnson is calculated, multiplied by (b) the number of units of such security received for each share of common stock of Johnson & Johnson multiplied by the their current share multiplier.

If a security is received in a Reorganization Event, such security shall be included in determining any amounts due or deliverable pursuant to the notes in the same manner as shares of common stock of Johnson & Johnson. The share multiplier with respect to these securities shall equal the product of the share multiplier in effect for Johnson & Johnson common stock at the time of the issuance of these securities multiplied by the number of shares of these securities issued with respect to one share of Johnson & Johnson common stock. The share multiplier of these securities will be subject to the same adjustments as that of the share multiplier of Johnson & Johnson common stock. The amount to be delivered shall be calculated so as to include any securities received in the Spin-off Event in addition to the shares of Johnson & Johnson common stock already included in the amount due at maturity or upon redemption or exchange.

         If we are required to deliver shares of common stock of Johnson & Johnson to you, in addition to such shares, we will also deliver for each $1,000 principal amount of the notes, the following:

         (a) cash equal to the values calculated in (1) and (2) of the Reorganization Event Amount above multiplied by the exchange ratio in effect on the date such cash is paid or property valued, and

         (b) for each security received in a Reorganization Event that is still outstanding, a number of such securities equal to the share multiplier applicable to such security multiplied by the exchange ratio in effect on the date such security is received.

         In the event of a tender or exchange offer with respect to Johnson & Johnson common stock or any security received in a reorganization event in which an offeree may elect to receive cash or other property, Johnson & Johnson common stock or any such security received in a reorganization event shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

         If Johnson & Johnson, or any Successor Entity, has been subject to a merger, combination or consolidation and is not the surviving entity, or a tender or exchange offer is consummated for all the outstanding shares of Johnson & Johnson, then the amount to be delivered shall be calculated to include securities, if any, received in that event instead of Johnson & Johnson common stock. The share multiplier for these securities shall equal the product of the share multiplier in effect for Johnson & Johnson common stock at the time of the issuance of the securities multiplied by the number of shares of the securities issued with respect to one share of Johnson & Johnson common stock. The respective share multiplier for each of these securities will be subject to the same adjustments as that of the share multiplier of Johnson & Johnson common stock.

Adjustments to the share multiplier

         No adjustments to the share multiplier will be required unless the share multiplier adjustment would require a change of at least 0.1% in the share multiplier then in effect. The share multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

         No adjustments to the share multiplier will be required other than those specified above. However, ML&Co. may, at its sole discretion, cause the calculation agent to make additional adjustments to the share multiplier to reflect changes occurring in relation to Johnson & Johnson common stock or any other Exchange Property in other circumstances where ML&Co. determines that it is appropriate to reflect those changes. The required adjustments specified above do not cover all events that could affect the closing price of Johnson & Johnson common stock, including, without limitation, a partial tender or exchange offer for Johnson & Johnson common stock.

         MLPF&S, as calculation agent, shall be solely responsible for the determination and calculation of any adjustments to the share multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations shall be conclusive absent manifest error.

         No adjustments will be made for certain other events, such as offerings of common stock by Johnson & Johnson for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for the common stock of Johnson & Johnson by Johnson & Johnson or any third party.

         ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the share multiplier, or if ML&Co. is not aware of this occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which shall provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted share multiplier.

                            MARKET DISRUPTION EVENT

         "Market Disruption Event" means:

               (1) a suspension, absence, including the absence of an official closing price, or material limitation of trading of Johnson & Johnson common stock on the NYSE or the Nasdaq Stock Market for more than two hours of trading or during the one-half hour period preceding or at the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to Johnson & Johnson common stock, if available, during the one-half hour period preceding or at the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

               (2) a determination by the calculation agent in its sole
                   discretion that the event described in clause (1) above materially interfered with the ability of ML&Co. or any of its affiliates or MLPF&S to unwind all or a material portion of the hedge with respect to the notes or to purchase shares of Johnson & Johnson common stock for the purpose of delivering either the Exchange Amount, an amount due upon early redemption or an amount at maturity.

         For purposes of determining whether a Market Disruption Event has occurred:

               (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

               (2) a decision to permanently discontinue trading in the
                   relevant options contract will not constitute a Market Disruption Event,

               (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or the Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or the Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in Johnson & Johnson common stock,

               (4) a suspension of trading in an options contract on Johnson &
                   Johnson common stock by the primary securities market trading in the options, if available, by reason of:

                   o a price change exceeding limits set by the securities exchange or market

                   o  an imbalance of orders relating to the contracts or

                   o a disparity in bid and ask quotes relating to the contracts will constitute a suspension or material limitation of trading in options contracts related to Johnson & Johnson common stock, and

               (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Johnson & Johnson common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

         If the Reorganization Event Amount includes securities other than Johnson & Johnson common stock, then the above definition shall be revised to include each such security in the same manner as Johnson & Johnson common stock is considered in determining whether a Market Disruption Event exists.


                      EVENTS OF DEFAULT AND ACCELERATION

         In case an Event of Default with respect to any notes has occurred and is continuing, the amount payable or deliverable to a beneficial owner of a note upon any acceleration permitted by the notes will be determined by the calculation agent as if the date of early repayment were the maturity date. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the notes.


                        JOHNSON & JOHNSON COMMON STOCK

         The following information has been derived from publicly available documents published by Johnson & Johnson. We make no representation or warranty as to the accuracy or completeness of the following information. Johnson & Johnson (together with its subsidiaries, "Johnson & Johnson") is a worldwide business which manufactures and sells consumer hygienic products, pharmaceuticals, and medical products used by health care professionals. As of March 31, 2000, Johnson & Johnson's international business was conducted by subsidiaries manufacturing in 35 countries outside the United States and selling in over 175 countries throughout the world.

         Information provided to or filed with the SEC by Johnson & Johnson can be located at the SEC's facilities or through the SEC's website by reference to SEC file number 1-3215 for Johnson & Johnson. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

         The selection of Johnson & Johnson common stock is not a recommendation to buy or sell Johnson & Johnson common stock and neither ML&Co. nor any of its affiliates make any representation to any purchaser of notes as to the performance of Johnson & Johnson common stock.

         Johnson & Johnson common stock trades on the NYSE under the symbol
"JNJ".

         ML&Co. is not affiliated with Johnson & Johnson and Johnson & Johnson does not have any obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to Johnson & Johnson common stock or other securities of Johnson & Johnson. All disclosures contained in this pricing supplement regarding Johnson & Johnson are derived from the publicly available documents described in the preceding paragraph. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to Johnson & Johnson in connection with the offering of the notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding Johnson & Johnson are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of Johnson & Johnson common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning Johnson & Johnson could affect the amount received at maturity with respect to the notes and therefore the trading prices of the notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the notes as to the performance of Johnson & Johnson common stock.

         ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with Johnson & Johnson including extending loans to, or making equity investments in, Johnson & Johnson or providing investment banking or advisory services to Johnson & Johnson, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to Johnson & Johnson and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to Johnson & Johnson.

         Any prospective purchaser of a note should undertake an independent investigation of Johnson & Johnson as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.


Historical data

         Johnson & Johnson common stock is principally traded on the NYSE. The following table sets forth the high and low closing prices during 1996, 1997, 1998, 1999 and during 2000 through July 18, 2000. On July 18, 2000, the last recorded transaction price on Johnson & Johnson common stock was $94.875 per share. The closing prices and dividends per share listed below were obtained from Bloomberg Financial Markets. The historical closing prices of Johnson & Johnson common stock should not be taken as an indication of future performance, and no assurance can be given that the price of Johnson & Johnson common stock will not decrease. In addition, no assurance can be given that the price of Johnson & Johnson common stock will increase above the issue price so that at maturity the beneficial owners of the notes will receive cash in an amount in excess of the principal amount of the notes.

                                                                                                   Dividends
                                                                       High            Low         per Share(1)
                                                                   -------------    -----------    -----------------

Johnson & Johnson

1996
         First Quarter....................................         $49.56           $41.88         $0.165
         Second Quarter...................................         $50.00           $43.75         $0.19
         Third Quarter....................................         $53.13           $46.00         $0.19
         Fourth Quarter...................................         $53.75           $47.25         $0.19
1997
         First Quarter....................................         $62.75           $49.75         $0.19
         Second Quarter...................................         $66.38           $52.25         $0.22
         Third Quarter....................................         $65.50           $56.06         $0.22
         Fourth Quarter...................................         $66.94           $55.00         $0.22
1998
         First Quarter....................................         $76.00           $64.00         $0.22
         Second Quarter...................................         $77.75           $67.75         $0.25
         Third Quarter....................................         $80.00           $69.00         $0.25

-----------------------
1 ML&Co. makes no representation as to the amount of dividends, if any, that issuers of Johnson & Johnson common stock will pay in the future. Holders of the notes will not be entitled to receive dividends, if any, that may be payable on Johnson & Johnson common stock.


                                                                                                   Dividends
                                                                       High            Low         per Share(1)
                                                                   -------------    -----------    -----------------

         Fourth Quarter...................................         $89.00           $75.81         $0.25
1999
         First Quarter....................................         $93.94           $78.06         $0.25
         Second Quarter...................................         $102.50          $87.81         $0.28
         Third Quarter....................................         $105.75          $90.00         $0.28
         Fourth Quarter...................................         $106.13          $91.00         $0.28
2000
         First Quarter....................................         $96.50           $68.50         $0.28
         Second Quarter (through July 18, 2000)...........         $101.88          $72.25         $0.32


------------------------


1 ML&Co. makes no representation as to the amount of dividends, if any, that Johnson & Johnson will pay in the future. Holders of the notes will not be entitled to receive dividends, if any, that may be payable on Johnson & Johnson common stock.

                          USE OF PROCEEDS AND HEDGING

         We intend to use the net proceeds from the sale of the notes for general corporate purposes and, in part, by ML&Co. or one or more of its affiliates in connection with hedging ML&Co.'s obligations under the notes. See also "Use of Proceeds" in the accompanying prospectus.

         In connection with ML&Co.'s obligations under the notes, ML&Co. has entered into hedging arrangements related to Johnson & Johnson common stock with MLPF&S. MLPF&S has purchased shares of Johnson & Johnson common stock in secondary market transactions at or before the time of the pricing of the notes. MLPF&S and other affiliates of ML&Co. may from time to time buy or sell Johnson & Johnson common stock for their own accounts, for business reasons or in connection with hedging ML&Co.'s obligations under the notes. These transactions could affect the price of Johnson & Johnson common stock.


                     UNITED STATES FEDERAL INCOME TAXATION

General

         There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the notes or securities with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. Prospective investors in the notes should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the assumption that each note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a note could differ from the timing and character of income, gain or loss recognized in respect of a note had the notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

         As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. Holders

         On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the notes. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

         In particular, solely for purposes of applying the Final Regulations to the notes, ML&Co. has determined that the projected payment schedule for the notes will consist of the stated interest payments on the notes (other than the final stated interest payment) and a payment at maturity equal to $1,328.36 per $1,000 of principal amount of the notes ("Projected Redemption Amount"). This represents an estimated yield on the notes equal to 7.38% per annum, compounded semiannually. Accordingly, during the term of the notes, a U.S. Holder of a note will be required to include in income the sum of the daily portions of interest on the note that are deemed to accrue at this estimated yield for each day during the taxable year, or portion of the taxable year, on which the U.S. Holder holds such note. The amount of interest that will be deemed to accrue in any accrual period, i.e., generally each six-month period during which the notes are outstanding, will equal the product of this estimated yield, properly adjusted for the length of the accrual period, and the note's adjusted issue price at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a note's adjusted issue price will equal the note's issue price, increased by the interest previously accrued on the note and reduced by interest payments received on the notes. As a result of the foregoing rules, a U.S. Holder will not be required to include in income the stated interest payments received on its notes. Upon maturity of a note on July 26, 2005, in the event that the amount payable upon maturity (the "Actual Redemption Amount") exceeds $1,328.36 on every $1,000 note, a U.S. Holder will be required to include the excess of the Actual Redemption Amount over $1,328.36 per $1,000 (i.e., the Projected Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than $1,328.36 per $1,000 of principal amount of notes (i.e., the Projected Redemption Amount), the excess of the Projected Redemption Amount over the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the note for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of the Projected Redemption Amount over the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In general, if a U.S. Holder receives shares of Johnson & Johnson common stock on the maturity date, such U.S. Holder's initial aggregate tax basis in the shares of the Johnson & Johnson common stock received by the U.S. Holder should equal the Actual Redemption Amount (less any cash received in lieu of fractional shares of the Johnson & Johnson common stock). This aggregate tax basis should be allocated among the shares of the Johnson & Johnson common stock received by the U.S. Holder in accordance with the relative fair market value of the shares of the Johnson & Johnson common stock. Moreover, such U.S. Holder's holding period for any shares of the Johnson & Johnson common stock received by the U.S. Holder should begin on the day immediately following the maturity date. U.S. Holders purchasing a note at a price that differs from the adjusted issue price of the note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. Holders should consult their own tax advisors concerning these rules.

         Upon the sale, redemption or exchange of a note prior to the maturity of the note, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, redemption or exchange and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any interest previously included in income with respect to the note by the U.S. Holder and reduced by interest payments received on the note. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the note. Any remaining loss generally will be treated as long-term or short-term capital loss, depending upon the U.S. Holder's holding period for the note. All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

         Prospective investors in the notes should consult their own tax advisors concerning the application of the Final Regulations to their investment in the notes. Investors in the notes may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the notes, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Mona Soliman, Corporate Secretary's Office, 222 Broadway, 17th Floor, New York, New York, 10038.

         The projected payment schedule, including both the Projected Redemption Amount and the estimated yield on the notes, has been determined solely for United States federal income tax purposes, i.e., for purposes of applying the Final Regulations to the notes, and is neither a prediction nor a guarantee of what the Actual Redemption Amount will be.

         The following table sets forth the amount of interest that will be deemed to have accrued with respect to each $1,000 principal amount of the notes during each accrual period over the term of the notes based upon the projected payment schedule for the notes, including both the Projected Redemption Amount and the estimated yield equal to 7.38% per annum (compounded semiannually), as determined by ML&Co. for purposes of applying the Final Regulations to the notes:

                                                                                                      Total interest
                                                                                                        deemed to
                                                                                                       have accrued
                                                                                 Interest deemed       on the notes
                                                                                 to accrue during    as of the end of
                                                                                  accrual period      accrual period
               Accrual Period                                                      (per $1,000)        (per $1,000)
               --------------                                                    ----------------- ---------------------

July 26, 2000 through January 26, 2001.....................................           $36.90              $36.90
January 27, 2001 through July 26, 2001.....................................           $37.89              $74.79
July 27, 2001 through January 26, 2002.....................................           $38.92             $113.71
January 27, 2002 through July 26, 2002.....................................           $39.99             $153.70
July 27, 2002 through January 26, 2003.....................................           $41.10             $194.80
January 27, 2003 through July 26, 2003.....................................           $42.24             $237.04
July 27, 2003 through January 26, 2004.....................................           $43.43             $280.47
January 27, 2004 through July 26, 2004.....................................           $44.67             $325.14
July 27, 2004 through January 26, 2005.....................................           $45.95             $371.09
January 27, 2004 through July 26, 2005.....................................           $47.27             $418.36
----------------
Projected Redemption Amount = $1,328.36 per $1,000 principal amount of notes.


Non-U.S. Holders

         A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the note under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on the applicable IRS Form W-8, Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the applicable IRS Form W-8, form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution.

         Under current law, a note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup withholding

         Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the note to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the note to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

         In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 or W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

New withholding regulations

         On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.